Exhibit 99.5

Consent of Sterne, Agee & Leach, Inc.

We hereby consent to the inclusion of our opinion letter dated January 29, 2014 to the Board of Directors of CenterState Banks, Inc. (“CenterState”) as Appendix D to the Prospectus/Proxy Statement of CenterState and First Southern Bancorp, Inc. (“First Southern”), relating to the proposed merger of First Southern with and into CenterState, which Prospectus/Proxy Statement is part of the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of CenterState, and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

New York, New York	Sterne, Agee & Leach, Inc.
April 11, 2014